UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
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On April 12, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL COMMENTS ON GLASS LEWIS REPORT REGARDING WALTER ENERGY

Urges Stockholders to Vote “FOR” ALL of Audley Capital’s
Highly-Qualified Director Nominees on the GOLD Proxy Card

New York, April 12, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today issued the following statement regarding the report on Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) issued by Glass Lewis & Co. (“Glass Lewis”) on April 11, 2013.  Audley Capital urges shareholders to vote FOR its five nominees for election to the Board of Directors at the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

“Glass Lewis recognized the very same issues and concerns at Walter Energy that motivated Audley Capital to propose new, experienced director nominees to strengthen the Board.  Our nominees are proven executives and are committed to improving the Company and its balance sheet – even in the face of volatile coal pricing.  However, we believe Glass Lewis failed to judge Walter Energy against appropriate industry peers and fell into the same flawed analysis the Company has advanced by focusing on thermal coal producers, rather than the Company’s metallurgical coal peers – hiding much greater levels of risk and concern.” said Julian Treger, Managing Partner of Audley Capital Advisors.

Added Treger, “Walter Energy has the promise of being the premier met coal producer in the world.  For years, we believe the current Board has mismanaged the Company and its balance sheet.  While the Company makes every effort to justify its significant underperformance and attack Audley Capital’s nominees, we have continued to advocate for change and the implementation of new initiatives that will benefit all stockholders.  Audley Capital’s nominees have a tremendous record of value creation and they are committed to helping Walter Energy realize its true potential.  We look forward to the support of our fellow stockholders at the Annual Meeting, where we will have the opportunity to reverse what we see as repeated missteps by the current Board by electing new directors who will bring a fresh, dynamic and creative approach to the Walter Energy Board.”

Audley Capital believes that Glass Lewis’s analysis is also significantly flawed because it tracks the Company’s stock performance only through February 19, 2013 – following Walter Energy’s self-selected reference point. However, between February 19th, 2013, and April 11th, 2013, the Company’s stock price has decreased a dramatic 40% – erasing almost $1 billion in market capitalization. We believe this massive destruction of shareholder value and share underperformance against peers was exacerbated by the higher interest burden voluntarily taken on by the Company.  This is a critical point when judging the actions of the current Board, which in our view should have been taken into account by Glass Lewis in its report.

In its report, Glass Lewis does acknowledge numerous areas of concern at Walter Energy which have also been raised by independent third parties, notably:

Glass Lewis View	Third Party Support	Audley Capital Analysis

“…we see that the Company’s total return over this period [April 1, 2011 – February 19, 2013] (-70.24%) falls below that of the peer group and the Dow Jones U.S. Coal Index (-63.25% and -67.10%, respectively) and well below the return on the Russell 3000 Index (+14.34%).”

“We remain cautious on shares of Walter Energy, Inc. (WLT-NYSE). The Company's levered balance sheet in the midst of weakened met coal pricing and demand is likely to become a growing source of equity investor risk.” – KeyBanc; March 28, 2013

Walter Energy’s stock performance since Western Coal deal close in April 2011: -82%. Additionally, tracking performance only through February 19th is misleading, given that the Company’s stock lost 40% of its value between February 19 and April 11, 2013.

“Overall, we recognize that the Company’s debt level is on the high side relative to peers and that deleveraging should be a priority.”

“We agree with Audley that Walter entered the current downturn with excessive debt levels following the 2011 acquisition of Western Coal. In retrospect, Walter would have been better served by using equity rather than debt to fund the majority of the transaction, which was the approach taken by top met coal competitor Alpha Natural Resources (ANR – Hold - $9.50) in its acquisition of Massey Energy in 2011.” – Stifel; February 20, 2013

Walter Energy has a net debt to book value of equity ratio of 228%, while the Company’s peers’ net debt/stockholders’ equity ratios range from 47% to 144%.

“As noted by the Dissident, we see that the Company’s SG&A costs relative to sales are on the high side compared to peers and we agree a disciplined review of the Company’s cost structure could benefit shareholders.”

“We estimate Walter’s SG&A expense to be $131 million, or 5.0% of revenues in 2013. This compares with a peer group average of 3.0% of revenues for Walter’s four largest U.S. peers.” – Stifel; February 20, 2013
SG&A costs at the Company are higher than Walter Energy’s U.S. peer group and we believe savings of at least $10.0 million per quarter and $40.0 million per year should be targeted.

“Regarding executive management, we agree that the considerable CEO turnover at the Company over the past five years is troubling, particularly with regard to Mr. Calder who was appointed CEO if the Company in April 2011 in connection with the acquisition of Western Coal only to resign three months later, citing differences of opinion between himself and the board on matters of strategic direction.”

“We agree with Audley that the high turnover at Walter’s CEO position over the past five years has been unsettling.” – Stifel; February 20, 2013

There have been four CEOs over the past five years (including the current CEO and an “interim” CEO who served for more than a year). We believe this is not healthy corporate governance and is inarguably an issue of high concern.

“We believe the Dissident presents a talented roster of director nominees who collectively possess significant executive and board level experience at public mining companies and on other areas that could benefit shareholders, in our view.”

“Recent news of potential board challenges are rekindling thoughts of potential moves to stimulate value.” – Sterne Agee; February 22, 2013

Audley Capital’s director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing.

     *Audley Capital has not requested or obtained the consent of any third party quoted

Audley Capital urges stockholders to vote FOR its five director nominees by immediately completing and returning their GOLD proxy card or by submitting proxies by telephone or through the Internet.  Investors that need assistance or have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS BEING SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080